Exhibit 23.1

CARMICHAEL, DUNN, CRESWELL & SPARKS PLLC
Certified Public Accountants

185 N. Church Avenue Post Office Box 574 Dyersburg, TN 38024 731-285-7900 phone 731-285-6221 fax http://www.cpainfo.net	American Institute of Certified Public Accountants Tennessee Society of Certified Public Accountants Private Companies Practice Section - AICPA	Alamo, Tennessee Dyersburg, Tennessee Fulton, Kentucky Henderson, Tennessee Jackson, Tennessee Martin, Tennessee McKenzie, Tennessee Paris, Tennessee Trenton, Tennessee Union City, Tennessee

                                                                            March 12, 2004

Board of Directors
First Citizens Bancshares, Inc.
Dyersburg, Tennessee

We consent to the use in the Annual Report on Form 10-K under the Securities Exchange Act of 1934 of First Citizens Bancshares, Inc. for the year ended December 31, 2003 of our reports dated February 5, 2004.

/s/ STEVE CARMICHAEL, CPA
CARMICHAEL, DUNN, CRESWELL & SPARKS, PLLC